EXHIBIT 99.1

Atomic Paintball, Inc. Emerges From Chapter 7 Bankruptcy

DALLAS, Jan. 22  /PRNewswire-FirstCall/  -- Atomic Paintball, Inc. (OTC Bulletin
Board: ATOC) is pleased to announce that the United States Bankruptcy Court for the Northern District of Texas - Dallas Division has approved the settlement and dismissal of the Chapter 7 Bankruptcy petition that was filed regarding the Company by David Cutler. The Company is pleased to be dismissed from the bankruptcy with its largest debts resolved and over three million shares returned to treasury. The Company intends to vigorously pursue potential acquisition possibilities under new management and looks forward to progress with new officers and director corps. The Company intends to immediately launch a beta website and pursue merger/acquisition possibilities as well as online business activities.

In conjunction with this settlement agreement, Mr. Cutler has agreed to return 3,530,255 shares to be canceled into treasury, leaving him with 395,469 shares (9.9% of the outstanding shares). Along with canceling those shares, he has agreed to resign as an officer and director of the Company. His directorship resignation will be effective ten days after notice to shareholders. Don Mark Dominey and Steve Weathers will be appointed as directors, and Mr. Dominey will become the Chief Executive Officer at this time.

Mr. Dominey is currently employed by Cisco Systems, Inc. and has been employed for over a dozen years. Mr. Dominey has and is currently responsible for business development in Cisco's strategic partner organizations including Global Alliances, Strategic Alliances and Cisco Services business groups. Mr. Dominey has been responsible for strategic technology vision and strategy in working with large global IT outsourcers and systems integrators. He has provided thought leadership to these companies servicing large fortune 500 enterprises and government agencies.

Mr. Weathers will be appointed as a director of the Company subject to a ten day notice to shareholders. Mr. Weathers currently works in the environmental remediation division for Duke Energy Field Services, which is a natural gas processing company. Mr. Weathers also serves as a director of Sun River Energy, Inc.

Chief Executive Officer Don Mark Dominey states, "I am very pleased that we have resolved the litigation with our previous Director and Controlling Shareholder, David Cutler, which led to a premature bankruptcy filing of Atomic Paintball. I plan to leverage my business development skills to accelerate Atomic Paintball's entry into existing and adjacent markets to further drive shareholder value. I will also seek to put in place a leadership team that ramps up operations for Atomic Paintball and leads us out of the development stage and into immediate revenue opportunities."

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statement," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions


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regarding the future.  Actual  results could differ from those  projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.